Product Supplement No. RANGE-2 (To Prospectus dated March 30, 2012 and Series L Prospectus Supplement dated March 30, 2012) April 3, 2012	Filed Pursuant to Rule 424(b)(5) Registration No. 333-180488

Range Accrual Notes

•	Range Accrual Notes (the “notes”) are unsecured senior debt securities issued by Bank of America Corporation. Payments on the notes are subject to our credit risk.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

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At maturity, unless otherwise set forth in the applicable term sheet, you will receive, for each unit of your notes, a cash payment equal to 100% of the principal amount, plus any accrued and unpaid interest.

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Interest, if any, will be paid as specified in the applicable term sheet. Interest may be payable annually, semi-annually, quarterly, monthly, or at such other intervals as will be set forth in the applicable term sheet.

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The amount of interest payable in each interest period during the term of the notes will depend on the number of days during the applicable interest period that the value of the Market Measure (as defined below) is within a specified range (the “Reference Range”), as described in more detail below. If the Market Measure is not within the Reference Range on a day during the applicable interest period, interest will not accrue on that day. If specified in the applicable term sheet, your notes may be “Dual Range Accrual Notes,” which reference two Market Measures. If your notes are Dual Range Accrual Notes, the value of each Market Measure must be within the applicable Reference Range for interest to accrue on that day. Except where otherwise specifically provided in this product supplement, all references in this product supplement to “Range Accrual Notes” or “notes” shall be deemed to include a reference to Dual Range Accrual Notes.

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Unless otherwise set forth in the applicable term sheet, the Market Measure will be an interest rate (a “Reference Rate”) or an equity index (an “Index”). If the notes are Dual Range Accrual Notes, there will be two Market Measures for the notes.

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The notes will be issued in denominations of whole units. Each unit will have an “Original Offering Price” as set forth in the applicable term sheet. The term sheet may also set forth a minimum number of units that you must purchase.

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If provided for in the applicable term sheet, at our option, we may redeem the notes, in whole or in part, on any of the specified Redemption Dates. In addition, if provided for in the applicable term sheet, the notes will be automatically redeemed on any “Observation Date” on which the applicable Market Measure is equal to or exceeds the applicable “Call Reference Level.”

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer the notes.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-8. You may lose some or all of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

This product supplement relates only to the notes and does not relate to any Market Measure described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, the prospectus, and the applicable term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior unsecured debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including each interest payment and any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet. If set forth in the applicable term sheet, we may redeem the notes before maturity, or the notes may be automatically redeemed.

The notes are designed for investors who wish to receive periodic income and are willing to accept that the amount of interest payable in each interest period will depend on the number of days during that period on which the levels of the Market Measure or Market Measures, as the case may be, are within the range or ranges specified in the applicable term sheet (each, a “Reference Range”). Investors must also be willing to accept that the interest rate applicable to any interest period may be capped at a rate specified in the applicable term sheet.

Are the notes equity or debt securities?

The notes are our senior debt securities, and are not secured by collateral. However, the notes will differ from traditional debt securities in that the interest payable on the notes will be based on the levels of the applicable Market Measure or Market Measures.

What are the Market Measures to which the notes will be linked?

Unless otherwise set forth in the applicable term sheet, the Market Measure for the notes will be an interest rate (a “Reference Rate”) or an equity index (an “Index”). Dual Range Accrual Notes may be linked to any two of the foregoing.

The applicable term sheet will set forth information as to the specific Market Measure or Market Measures, including information as to the historical levels of the Market Measure or Market Measures. However, historical levels of the Market Measures are not indicative of their future levels or the interest rate payable on the notes.

Will you receive your principal at maturity?

Yes. If you hold the notes until maturity, unless otherwise set forth in the applicable term sheet, you will receive your principal amount and any accrued and unpaid interest on the notes, subject to our credit risk. See “Risk Factors—Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.” However, if you sell the notes prior to maturity, you may find that the market value of the notes may be less than the Original Offering Price.

How will the rate of interest on the notes be calculated?

Range Accrual Notes. Unless otherwise set forth in the applicable term sheet, for each interest period, interest on the notes will accrue at the applicable rate of interest specified in the applicable term sheet times a fraction, the numerator of which is the total number of calendar days, or Market Measure Business Days (as defined below), as specified in the applicable term sheet, in the applicable interest period on which the level of the Market Measure is within the Reference Range, and the denominator of which is the total number of calendar days or Market Measure Business Days (as applicable), in the applicable interest period. Interest on the notes may be payable annually, semi-annually, quarterly, monthly, or at such other intervals as will be set forth in the applicable term sheet. Unless otherwise set forth in the applicable term sheet, interest will be calculated on the basis of a 360 day year of twelve 30-day months.

Unless otherwise set forth in the applicable term sheet, for each interest period, interest on the notes will accrue at a rate equal to:

Interest rate =	R ×	N D

Where:

“R” is the rate of interest specified in the applicable term sheet for that interest period.

Unless otherwise set forth in the applicable term sheet, “R” will be a fixed or floating rate of interest.

“N” is the total number of calendar days or Market Measure Business Days (as applicable) in the applicable interest period on which the Market Measure is within the Reference Range. “N” will increase, and interest will accrue on the notes, on each applicable day that the Market Measure is within the Reference Range. However, “N” will not increase, and interest will not accrue, with respect to any such day on which the Market Measure is not within the Reference Range.

“D” is the total number of calendar days or Market Measure Business Days (as applicable) in the applicable interest period.

The Reference Range will be specified in the applicable term sheet. As specified in the applicable term sheet, there may be different Reference Ranges and/or interest rates for different interest periods during the term of the notes.

Unless otherwise set forth in the applicable term sheet, each interest period (other than the first interest period) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date (or any applicable early redemption date), as applicable. The first interest period will commence on, and will include, the original date of issuance of the notes, and will extend to, but will exclude, the first interest payment date.

The level of the Market Measure on any day that is not a Market Measure Business Day will be equal to the level of the Market Measure on the immediately preceding or following Market Measure Business Day, as specified in the applicable term sheet. If applicable, the term sheet will set forth an “Observation Cut-Off Date” for one or more interest periods. If the applicable term sheet specifies an Observation Cut-Off Date, the level of the Market Measure for each relevant day in the applicable interest period on and after that date will be deemed to be its level as of the Observation Cut-Off Date.

If so specified in the applicable term sheet, the notes may also pay interest at a fixed or floating rate for one or more interest periods, without regard to any Reference Range. In addition, if so specified in the applicable term sheet, the rate of interest payable on the notes:

•	may be calculated by reference to a “Spread” or a “Spread Multiplier”; and/or

•	may be subject to a minimum and/or maximum interest rate.

The meaning of the term “Market Measure Business Day” will depend on the relevant Market Measure, and will be set forth in the applicable term sheet. If the Market Measure is an Index, we may refer to a Market Measure Business Day as an “Index Business Day” in the applicable term sheet.

Dual Range Accrual Notes. Unless otherwise set forth in the applicable term sheet, the amount of interest on the notes will depend on the number of days during the applicable interest period on which each Market Measure is within its respective Reference Range. If either Market Measure is not within its respective Reference Range on a relevant day during the applicable interest period, interest will not accrue on that day.

Out of Range Coupon. If so specified in the applicable term sheet, the notes may pay a specified “Out of Range Coupon” for each of the relevant days that the Market Measure is (or one or both of the Market Measures for Dual Range Accrual Notes are) not within the applicable Reference Range. The applicable term sheet for such notes will describe in more detail the manner in which interest on these notes will be calculated.

Is it possible that you will not receive any interest for any interest period?

Yes. If the Market Measure is not within the applicable Reference Range for Range Accrual Notes, or if either Market Measure is not within its respective Reference Range for Dual Range Accrual Notes on a calendar day or Market Measure Business Day, as the case may be, during an interest period, interest will not accrue on that day. There can be no assurance that the interest rate payable on the notes during any interest period will be similar to, or greater than, the interest that is payable on a conventional debt security. During any interest period, it is possible that the notes will not pay interest, or will pay interest at a very low rate.

Will the notes be subject to early redemption?

If so specified in the applicable term sheet, we may redeem the notes prior to maturity on any specified “Early Redemption Date.” In addition, if so specified in the applicable term sheet, the notes will be automatically called if the applicable Market Measure is equal to or exceeds the applicable “Call Reference Level” on one of the applicable “Observation Dates.” Unless otherwise set forth in the applicable term sheet, upon an early redemption, you will receive the principal amount of your notes, plus accrued and unpaid interest. You will not receive any interest payments after the Early Redemption Date. See the sections below, “Description of the Notes—Early Redemption at Our Option” and “—Automatic Early Redemption.”

Who will determine the interest rate applicable to each interest period?

The calculation agent will make all determinations associated with the notes, such as determining the amount of interest payable on each interest payment date. Unless otherwise set forth in the applicable term sheet, we will appoint one of our affiliates, including MLPF&S, Merrill Lynch Capital Services, Inc. (“MLCS”), or another entity, to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in the securities or other assets that are represented by the Market Measure or Market Measures?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions, in the securities of any of the companies included in an Index that is a Market Measure. The notes will be denominated in U.S. dollars and be payable only in U.S. dollars.

Who are the selling agents for the notes?

One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of notes and will receive a commission or an underwriting discount based on the number of units of notes sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)—Selling Restrictions” in the prospectus supplement.

How are the notes treated for U.S. federal income tax purposes?

We intend to treat the notes, for U.S. federal income tax purposes, as debt instruments. Depending on the terms of the notes, we intend to treat the notes either as “variable rate debt instruments” or as “contingent payment debt instruments” for U.S. federal income tax purposes. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.

Will the notes be listed on an exchange?

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-5 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

It is possible that you may receive no interest, or only a limited amount of interest, for one or more interest periods. The interest payable on the notes during some or all of the interest periods during the term of the notes will depend on the levels of the Market Measure or Market Measures, as the case may be, and the Reference Range or Reference Ranges specified in the applicable term sheet. No interest will accrue on any calendar day or Market Measure Business Day, as the case may be, on which any applicable Market Measure is not within the applicable Reference Range. As a result, you could receive little or no payment of interest on one or more of the interest payment dates, or even all of the interest payment dates. You may earn little or no return on your investment if any of the applicable Market Measures are outside of the applicable Reference Ranges for most or all of the term of the notes.

We have no control over various matters, including economic, financial, and political events which may affect the level of the applicable Market Measure. You should have a view as to the applicable Market Measure and its levels, and before investing, you must be willing to forgo guaranteed market rates of interest for all or most of the term of the notes.

Your yield may be less than the yield on a conventional debt security of comparable maturity. The yield that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. Payments on the notes may be limited to the principal amount of the notes at maturity. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of each interest payment and the repayment of principal at maturity is dependent upon our ability to repay our obligations on the applicable payment dates (or upon earlier redemption or call). This will be the case even if the value of any applicable Market Measure is within the applicable Reference Range on one or more relevant days after the pricing date. No assurance can be given as to what our financial condition will be on any payment date. If we default upon our financial obligations, you may not receive the amounts payable under the terms of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date may adversely affect the market value of notes. However, because your return on notes depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to notes.

If specified in the applicable term sheet, your return, if any, is limited by the maximum interest rate. If the applicable term sheet specifies that the interest payable on the notes for one or more interest periods is subject to a maximum rate of interest, in no event will the interest rate applicable to those interest periods be greater than the maximum rate of interest. This will be the case even if the level of the Market Measure is within the Reference Range on each relevant day during those periods.

If specified in the applicable term sheet, the notes will be subject to early redemption. If specified in the applicable term sheet, we may redeem the notes prior to their maturity date. In addition, if so specified in the applicable term sheet, the notes will be automatically called if the applicable Market Measure is equal to or exceeds the applicable “Call Reference Level” on one of the applicable “Observation Dates.” If you purchase notes that are redeemable or callable prior to maturity, you must be willing to have your notes redeemed or called as early as the first Early Redemption Date or call date specified in the applicable term sheet.

If we have the option to redeem the notes, we are generally more likely to do so during periods when we expect that interest will accrue on the notes at a rate that is greater than that which we would pay on our traditional interest bearing deposits or debt securities having a maturity equal to the remaining term of the notes. In contrast, we are generally less likely to redeem the notes during periods when we expect interest to accrue on the notes at a rate that is less than that which we would pay on those instruments. In general, the more we expect that the applicable Market Measure will be within the applicable Reference Range, the more likely it will be that we will redeem the notes.

If we redeem or call the notes prior to the maturity date, unless otherwise specified in the applicable term sheet, you will receive for each unit of your notes a cash payment equal to the principal amount, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date or call date, and you will not receive any future interest payments. In the case of an early redemption, you will not benefit from the fact that the Market Measure is within the Reference Range after the Early Redemption Date or call date. You may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed.

For additional information, see “Description of the Notes—Early Redemption at Our Option” and “—Automatic Early Redemption.”

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in a Market Measure or the components of a Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from those of our affiliates. You are encouraged to derive information concerning a Market Measure or its components from multiple sources, and you should not rely on the views expressed by our affiliates.

If the level of a Market Measure is not within the applicable Reference Range on the Observation Cut-Off Date, no interest will accrue on the notes on each relevant day from the Observation Cut-Off Date through the end of the applicable interest period, even if the level of the Market Measure is within the applicable Reference Range on one or more of those days. If the applicable term sheet specifies an Observation Cut-Off Date for one or more interest periods, the level of the Market Measure for each relevant day in the applicable interest period on and after the applicable Observation Cut-Off Date will be deemed to be its level as of the Observation Cut-Off Date. As a result, if the level of the Market

Measure is outside the applicable Reference Range on the Observation Cut-Off Date, the notes will not accrue any interest on each day from the Observation Cut-Off Date until the end of the applicable interest period. This will be the case even if the level of the Market Measure is within the Reference Range on one or more of those days.

We have included in the terms of the notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the notes in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the notes. In addition to the underwriting discount or selling agent commissions, the applicable public offering price may include a hedging related charge, which reflects an estimated profit earned by one of our affiliates from the hedging related transactions associated with the notes. In entering into the hedging arrangement for the notes, we seek competitive terms and may enter into hedging transactions with one of our affiliates. All of these charges related to the notes reduce the economic terms of the notes.

Assuming there is no change in the value of the applicable Market Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the public offering price due to, among other things, the inclusion of these costs and the costs of unwinding any related hedging.

The quoted price of any of our affiliates for notes could be higher or lower than the applicable public offering price.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list the notes, we cannot assure you that the application will be approved or that the notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the levels of the Market Measure or Market Measures, as the case may be. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer any series of the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker as to any series of the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

If your notes are Dual Range Accrual Notes, changes in the level of one of the Market Measures may not correlate with changes in the level of the other Market Measure. Your notes may be Dual Range Accrual Notes. In such a case, a change in the level of one of the Market Measures may not correlate with a change in the level of the other Market Measure. Even if one Market Measure is within the applicable Reference Range for some or all of the term of the notes, the other Market Measure may not be, which would reduce the rate of interest payable on the notes.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Level of the Market Measure. Because the interest payments on the notes depend on the number of relevant days on which the level of the applicable Market Measure is within the applicable Reference Range, we anticipate that the market value of the notes at any time will depend to a significant extent on the level of the Market Measure, and expectations of whether the levels of the Market Measure will be within the Reference Range in the future, if at all. The level of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the securities or other assets of a Market Measure that is an Index are traded, and the market segments of which those assets are a part. Even if the levels of the Market Measure or Market Measures, as the case may be, are within the applicable Reference Range or Reference Ranges after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the Original Offering Price because of the anticipation that the levels of the Market Measure or Market Measures, as the case may be, will continue to fluctuate during the term of the notes. If you sell your notes when the annual interest payable on the notes is less than, or expected to be less than, market interest rates (as compared to traditional interest-bearing debt securities), you may receive less than the principal amount that would be payable at maturity.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure or Market Measures during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if the Market Measure for your notes is a Reference Rate, if that Reference Rate increases significantly towards or beyond the upper end of the Reference Range or decreases significantly towards or beyond the lower end of the Reference Range, we expect that the market value of the notes will decrease (for example, if the applicable Reference Range is 0% to 2% and the Reference Rate increases to a rate that is significantly close to or higher than 2%, the market value of the notes will decrease; conversely, if the applicable Reference Range is 5% to 10% and the Reference Rate

decreases to a rate that is significantly close to or lower than 5%, the market value of the notes will decrease). Additionally, in general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of prevailing interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the level of the Reference Rate. If the Market Measure is, or if any components of any Market Measure are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of the related Market Measure or component, and, thus, the market value of the notes may be adversely affected.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect the financial markets generally, may affect the level of the Market Measure and the value of the notes. If a Market Measure includes one or more Indices that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of the notes may also be affected by similar events in those markets.

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Dividend Yields. In general for Indices, if cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the level of the Index will decrease; conversely, if those dividend yields decrease, we anticipate that the level of the Index will increase. Accordingly, depending upon the applicable Reference Range for a Market Measure that is an Index, the market value of the notes may decrease.

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Exchange Rate Movements and Volatility. Foreign currency exchange rates represent the number of units of one currency (the “underlying currency”) for which one unit of another currency can be exchanged (the “base currency”). An exchange rate increases when the value of an underlying currency decreases relative to the applicable base currency, and decreases when the value of the underlying currency increases relative to that base currency. If a Market Measure of your notes is a non-U.S. Market Measure, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of the notes, and the amount of interest payable on the notes may depend in part on the relevant exchange rates.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of notes.

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Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach the value of the principal amount and the final interest payment to be paid at maturity.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell the Market Measures, components of Market Measures, or futures or options contracts on Market Measures or components of the Market Measures for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the value of these components and, in turn, the level of a Market Measure in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the applicable pricing date may temporarily increase or decrease the level of a Market Measure or components of a Market Measure. Consequently, the levels of that Market Measure or components of that Market Measure may change subsequent to the pricing date of an issue of the notes, affecting the level of the Market Measure and therefore the market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to a Market Measure and the securities or other assets represented by a Market Measure that are not for your account or on your behalf. We and our affiliates from time to time may enter into transactions relating to a Market Measure or the securities or other assets represented by a Market Measure or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon a Market Measure. These trading and underwriting activities could affect the Market Measure or Market Measures in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase or decrease the level of a Market Measure on the applicable pricing date.

In addition, from time to time during the term of each series of the notes and in connection with the determination of each applicable interest payment amount, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular series of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence any Market Measure or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the level of any Market Measure. Accordingly, our hedging activities may increase or decrease the market value of the notes during the term of the notes, and the applicable interest payment amounts. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the level of any Market Measure, we cannot assure you that these activities will not affect the level of any Market Measure and the market value of the notes or the amount of any interest payment.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will determine the levels of the applicable Market Measures and the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, in connection with judgments that it would be required to make if the publication of an Index that is a Market Measure is discontinued, or if any Market Measure becomes unavailable. See the sections entitled “Description of the Notes—Market Disruption Events Relating to an Index” and “Description of the Notes—Discontinuance of an Index.”

The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory provisions, regulations, published rulings, or judicial decisions address the characterization of the notes or other instruments with terms substantially the same as the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Depending on the terms of the notes, we intend to treat the notes as either “variable rate debt instruments” or “contingent payment debt instruments,” as described under the section entitled “U.S. Federal Income Tax Summary.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to Market Measures that Are Indices

The publisher of an Index (each, an “Index Sponsor”) may adjust that Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. The Index Sponsors can add, delete, or substitute the components included in an Index or make other methodological changes that could change the value of that Index. The changing of companies or other components included in an Index may affect that Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, an Index Sponsor may alter, discontinue, or suspend calculation or dissemination of the applicable Index. Any of these actions could adversely affect the value of the notes. The Index Sponsors will have no obligation to consider your interests in calculating or revising any Index.

If a Market Measure to which your notes are linked is an Index, you will have no rights as a securityholder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.

Additionally, the values of certain Indices reflect only the prices of the securities included in the Market Measure and do not take into consideration the value of dividends paid on those securities. Your notes will be paid in cash and you have no right to receive delivery of any of these securities.

If an Index to which your notes are linked includes securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of Indices that include stocks traded on foreign exchanges is computed by reference to the sales prices of such securities as reported by the exchange on which those securities are listed or admitted to trade. Therefore, the return on your notes will be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. Additionally, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we do not control any company included in any Index and are not responsible for any disclosure made by any other company. We currently, or in the future, may engage in business with companies represented by an Index, and we or our affiliates may from time to time own shares of companies included in an Index. However, neither we nor any of our affiliates, including the selling agents, have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Index. In addition, unless otherwise set forth in the applicable term sheet, neither we nor any of our affiliates are responsible for the calculation of any Index. You should make your own investigation into the applicable Index and the companies represented by the applicable constituent securities.

Unless otherwise set forth in the applicable term sheet, none of the Index Sponsors, their affiliates, nor any company included in the applicable Index will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Index or the value of the notes.

Our business activities relating to the companies represented by an Index may create conflicts of interest with you. We and our affiliates, including the selling agents, at the time of any offering of the notes or in the future, may engage in business with the companies represented by an Index, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we or our affiliates may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may affect the market value of your notes. None of us, or any of our affiliates, makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the stocks included in an Index. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in an Index as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The composition of those companies does not reflect any investment recommendations from us or our affiliates.

Other Risk Factors Relating to the Applicable Market Measure or Market Measures

The applicable term sheet or may set forth additional risk factors as to the Market Measure or Market Measures that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this product supplement and the applicable term sheet.

The aggregate principal amount of each series of notes will be set forth in the applicable term sheet. The notes will mature on the date set forth in the applicable term sheet. If set forth in the applicable term sheet, we may redeem the notes before maturity.

Prior to the applicable maturity date, the notes are not repayable at the option of any holder. The notes are not subject to any sinking fund. Unless redeemed at our option or automatically called prior to the maturity date according to their terms, the notes will mature on the date set forth in the applicable term sheet.

We will issue the notes in denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of notes will be set forth in the applicable term sheet. You may transfer notes only in whole units.

Interest

Interest on the notes may be payable annually, semi-annually, quarterly, monthly, or at such other intervals as shall be set forth in the applicable term sheet.

If any interest payment date, including the maturity date (or Early Redemption Date) of the notes, falls on a day that is not a business day, no adjustment will be made to the length of the corresponding interest period; we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Unless otherwise specified in the applicable term sheet, a “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Unless otherwise set forth in the applicable term sheet, interest will be calculated on the basis of a 360 day year of twelve 30-day months. For as long as the notes are held in book-entry only form, the record date for each payment of interest will be the business day prior to the payment date. If the notes are issued at any time in a form that is other than book-entry only, the regular record date for an interest payment date will be the last day of the calendar month preceding the interest payment date.

Range Accrual Notes. Unless otherwise set forth in the applicable term sheet, for each interest period, interest on the notes will accrue at the applicable rate of interest specified in the applicable term sheet times a fraction, the numerator of which is the total number of calendar days or Market Measure Business Days, as the case may be, in the applicable interest period on which the level of the Market Measure is within the Reference Range, and the denominator of which is the total number of relevant days in the applicable interest period.

Unless otherwise set forth in the applicable term sheet, for each interest period, interest on the notes will accrue at a rate equal to:

Interest rate =	R	×	N D

Where:

“R” is the rate of interest specified in the applicable term sheet for that interest period. Unless otherwise set forth in the applicable term sheet, “R” will be a fixed or floating rate of interest.

“N” is the total number of calendar days or Market Measure Business Days in the applicable interest period on which the Market Measure is within the Reference Range. “N” will increase, and interest will accrue on the notes, on each applicable day that the Market Measure is within the Reference Range. However, “N” will not increase, and interest will not accrue, with respect to any such day on which the Market Measure is not within the Reference Range.

“D” is the total number of calendar days or Market Measure Business Days (as applicable) in the applicable interest period.

The Reference Range will be specified in the applicable term sheet. As specified in the applicable term sheet, there may be different Reference Ranges and/or Reference Rates and/or Market Measure, for different interest periods during the term of the notes.

Unless otherwise set forth in the applicable term sheet, each interest period (other than the first interest period) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date (or any applicable Early Redemption Date), as applicable. The first interest period will commence on, and will include, the original date of issuance of the notes, and will extend to, but will exclude, the first interest payment date.

The level of the Market Measure on any day that is not a Market Measure Business Day will be equal to the level of the Market Measure on the immediately preceding or following Market Measure Business Day, as specified in the applicable term sheet. If applicable, the term sheet will set forth an “Observation Cut-Off Date” for one or more interest periods. If the applicable term sheet specifies an Observation Cut-Off Date, the level of the Market Measure for each relevant day in the applicable interest period on and after that date will be deemed to be its level as of the Observation Cut-Off Date.

If so specified in the applicable term sheet, the notes may also pay interest at a fixed or floating rate for one or more interest periods, without regard to any Reference Range. In addition, if so specified in the applicable term sheet, the rate of interest payable on the notes:

•	may be calculated by reference to a “Spread” or a “Spread Multiplier”; and/or

•	may be subject to a minimum and/or maximum interest rate, which may be referred to as “Cap” or a “Floor” in the applicable term sheet.

The meaning of the term “Market Measure Business Day” will depend on the relevant Market Measure, and will be set forth in the applicable term sheet. If the Market Measure is an Index, we may refer to a Market Measure Business Day as an “Index Business Day” in the applicable term sheet.

Dual Range Accrual Notes. Unless otherwise set forth in the applicable term sheet, the amount of interest on the notes will depend on the number of relevant days during the applicable interest period on which each Market Measure is within its respective Reference Range. If either Market Measure is not within its respective Reference Range on a relevant day during the applicable interest period, interest will not accrue on that day.

Out of Range Coupon. If so specified in the applicable term sheet, the notes may pay a specified “Out of Range Coupon” for each of the relevant days that the Market Measure is (or one or both of the Market Measures for Dual Range Accrual Notes are) not within the applicable Reference Range. The applicable term sheet for such notes will describe in more detail the manner in which interest on these notes will be calculated.

Determining the Level of a Market Measure

For any Market Measure Business Day on which the level of a Market Measure must be determined, unless otherwise set forth in the applicable term sheet:

•	the level of a Reference Rate will be determined by the calculation agent by reference to the screen page or other method set forth in the applicable term sheet; and

•	the level of an Index will be its closing level.

Payment at Maturity

Unless otherwise set forth in the applicable term sheet, you will receive your principal amount and any accrued and unpaid interest on the notes, subject to our credit risk. See “Risk Factors—Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.” However, if you sell the notes prior to maturity, you may find that the market value of the notes may be less than the Original Offering Price.

Early Redemption at Our Option

If so specified in the applicable term sheet, we may redeem the notes in whole or in part prior to maturity on any specified “Early Redemption Date.” Unless otherwise set forth in the applicable term sheet, upon an early redemption, you will receive for each unit of your notes a cash payment equal to the principal amount of your notes, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date. You will not receive any interest payments after the Early Redemption Date.

Unless we specify otherwise in the applicable term sheet, we may exercise our right to redeem the notes by giving notice to the trustee at least five business days but not more than 60 calendar days before the applicable Early Redemption Date. The notice will take the form of a certificate specifying:

•	the Early Redemption Date;

•	the redemption price (which, unless otherwise set forth in the applicable term sheet, will be the principal amount of your notes, plus accrued and unpaid interest);

•	the CUSIP number of the notes to be redeemed;

•	the amount of notes to be redeemed, if less than all of a series of notes is to be redeemed;

•	the place of payment for the notes to be redeemed; and

•	that on and after the Early Redemption Date, interest will cease to accrue on the notes to be redeemed.

For so long as DTC is the record holder of the applicable notes to be redeemed, the trustee will deliver any notice of our election to exercise our redemption right only to that depository.

Automatic Call

If so specified in the applicable term sheet, the notes will be called, in whole but not in part, if the level of the Market Measure on any Observation Date is greater than or equal to the “Call Level” set forth in the applicable term sheet.

If the notes are called, for each unit of notes that you own, we will pay you the principal amount of your notes, plus accrued and unpaid interest. Unless otherwise set forth in the applicable term sheet, the redemption price will be paid on the interest payment date immediately following the applicable Observation Date. You will not receive any interest payments after your notes have been redeemed upon an automatic call.

Any applicable Observation Dates and the related Call Reference Levels will be specified in the applicable term sheet.

In the case of an Index, if a scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on that day, the Observation Date will be the immediately succeeding Market Measure Business Day on which no Market Disruption Event occurs or is continuing; provided that, for purposes of determining whether the notes should be automatically called, the closing level of the applicable Index will be determined (or if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances no later than the tenth scheduled Market Measure Business Day following the scheduled Observation Date, regardless of the occurrence of a Market Disruption Event on that day.

If an Observation Date is so postponed, any redemption date of the notes resulting from the level of the Index being above the Call Reference Level on the postponed Observation Date will be postponed by the same number of business days, and no additional interest shall be payable to holders of the notes as a result of that postponement. For the avoidance of doubt, the interest payments otherwise due on the notes will not be postponed as a result of a postponement of the redemption date.

Unavailability of a Reference Rate

LIBOR. If, on any Market Measure Business Day, a LIBOR Market Measure is not quoted as set forth in the applicable term sheet, the level of the Market Measure will be determined as set forth in the accompanying prospectus, under the caption “Description of Debt Securities—Floating Rate Notes—LIBOR Notes,” on page 19.

Constant Maturity Swap Rates (“CMS”). If, on any Market Measure Business Day, a CMS Market Measure is not quoted on the applicable Reuters screen page, or any page substituted for that page, then the level of the Market Measure will be determined on the basis of the mid-market semi-annual swap rate quotations provided by three banks chosen by the calculation agent (which may include one of our affiliates) at approximately 11:00 a.m., New York City time, on that date.

For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on the basis of a 360-day year consisting of twelve 30-day months, of a fixed-for-floating U.S. dollar interest rate swap transaction with a maturity date equal to the applicable term, in a representative amount quoted by an acknowledged dealer of good credit in the swap market, and the floating leg, calculated on the actual number of days in a 360-day year, is equivalent to USD-LIBOR-BBA, as quoted on the Reuters Screen LIBOR01 Page at 11:00 a.m., New York City time, with a designated maturity of three months. The calculation agent will request the principal New York City office of each of the three banks chosen by it to provide a quotation of its rate. If at least three quotations are provided, the rate for the relevant Market Measure Business Day will be the arithmetic mean of the quotations. If two quotations are provided, the rate for the relevant Market Measure Business Day will be the arithmetic mean of the two quotations. If only one quotation is provided, the rate for the relevant Market Measure Business Day will equal that one quotation. If no quotations are available, then the level of the Market Measure will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 11:00 a.m., New York City time, on the relevant Market Measure Business Day.

Constant Maturity Treasury Rate (“CMT”). If on any Market Measure Business Day, a CMT Market Measure is unavailable because the Federal Reserve System Board of Governors or the U.S. Department of the Treasury does not publish a yield on U.S. Treasury securities at “constant maturity” for the applicable period, the calculation agent will determine the rate for the applicable Market Measure Business Day, which will be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on the Market Measure Business Day, of three leading primary U.S. government securities dealers in New York City selected by the calculation agent (from five such dealers (which may include one of our affiliates) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for the U.S. Treasury securities with an original maturity equal to that of the applicable term, and in an amount that is representative of a single transaction in that market at that time (a “representative amount”). If fewer than five but more than two such prices are provided as requested, the rate for the applicable Market Measure Business Day will be based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of such quotation will be eliminated. If fewer than three prices are provided as requested, the calculation agent will calculate the rate for that Market Measure Business Day, which will be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the Market Measure Business Day of three leading primary U.S. government securities dealers in New York City selected by the calculation agent (from five such dealers (which may include one of our affiliates) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for U.S. Treasury securities with an original maturity closest to the applicable term and in a representative amount. If fewer than five but more than two such prices are provided, the rate for that Market Measure Business Day will be based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of such quotations will be eliminated. If two U.S. Treasury securities with an original maturity greater than the applicable term of the notes have remaining terms to maturity equally close to the applicable term of the notes, the quotes for the Treasury security with the shorter original term to maturity will be used.

Market Disruption Events Relating to an Index

If a Market Disruption Event occurs or is continuing with respect to any applicable Index on a Market Measure Business Day, the closing level of the Index for that day will be the closing level of the Index on the immediately preceding or immediately following Market Measure Business Day on which no Market Disruption Event occurred or occurs, as specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, as to any Market Measure that is an Index, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(1)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the Index trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any successor index (as defined below); or

(2)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Index as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the components of an Index or the relevant futures or options contracts relating to the Index, or any successor index, will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Index;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clause (1) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope, as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

If at any time after the applicable pricing date, the applicable Index Sponsor makes a material change in the formula for or the method of calculating an Index, or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of the level of the Index as if those changes or modifications had not been made, and calculate the level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of an Index

If after the applicable pricing date, an Index Sponsor discontinues publication of the applicable Index, and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor index as calculated by the Index Sponsor or any other entity in order to calculate the applicable level of the Index. Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice of the selection to be promptly furnished to the trustee, to us, and to the holders of the notes.

In the event that the Index Sponsor discontinues publication of the Index and:

•	the calculation agent does not select a successor index; or

•	the successor index is not published on any relevant Market Measure Business Day,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If after the applicable pricing date, the Index Sponsor discontinues publication of the Index and the calculation agent determines that no successor index is available at that time, then on each day until a determination by the calculation agent that a successor index is available, the calculation agent will determine the level of the Index as described in the preceding paragraph as if each relevant day were a Market Measure Business Day. The calculation agent will make available to holders of the notes information as to each such level; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the notes.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the levels of the Market Measures, the amount of each interest payment, any Market Disruption Events, adjustments to any Market Measure, discontinuance of any Market Measure, unavailability of any Market Measure, any successor market measures, business days, and Market Measure Business Days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLPF&S, MLCS or one of our other affiliates as the calculation agent for each series of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, occurs and is continuing, holders of the notes may accelerate the maturity of the notes, as described under “Description of Debt Securities—Events of Default and Rights of Acceleration” in the accompanying prospectus. Upon an event of default, you will be entitled to receive only your principal amount, and accrued and unpaid interest, if any, through the acceleration date, determined as calculated above under “—Interest.”

In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S, may act as our selling agent for any offering of the notes. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-14 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the notes.

None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion supplements the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes is different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof. The following summary applies to notes that have a term of more than one year. The U.S. federal income tax treatment of notes with a term of one year or less will be set forth in the applicable term sheet.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as debt instruments for U.S. federal income tax purposes. Depending on the terms of the notes, we intend to treat the notes either as “variable rate debt instruments” or “contingent payment debt instruments” for U.S. federal income tax purposes.

Whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments may depend, among others, upon whether the interest payable on the notes is front- or back-loaded. More specifically, interest will be treated as front- or back-loaded if it is reasonably expected that the average value of the interest rate during the first half of the notes’ term will be either significantly less than or significantly greater than the average value of the interest rate during the final half of the notes’ term. If the notes are not treated as front- or back-loaded, such notes should generally be treated as variable rate debt instruments subject to the rules discussed below under “—Notes Treated as Variable Rate Debt Instruments” and if the notes are treated as front- or back-loaded, such notes should generally be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes, which are discussed below under “—Notes Treated as Contingent Payment Debt Instruments.”

The applicable pricing supplement will specify whether we intend to treat the notes as variable rate debt instruments or contingent payment debt instruments for U.S. federal income tax purposes, or if another treatment applies. The U.S. federal income tax treatment of the notes, however, may not be clear and there is a risk that the IRS could seek to treat the notes differently from our intended treatment. For example, if we intend to treat an offering of notes as variable rate debt instruments, the IRS could seek to treat the notes as contingent payment debt instruments, and vice versa, which, if the IRS were successful, could have adverse U.S. federal income tax consequences to you.

We will not attempt to ascertain whether the issuer of any component stocks included in the Market Measure would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If the issuer of one or more stocks included in the Market Measure were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuers of the component stocks included in the Market Measure and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of the component stocks included in the Market Measure is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Notes Treated as Variable Rate Debt Instruments. If the notes are properly characterized as variable rate debt instruments, interest on a note generally will be included in income of a U.S. Holder as interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income. For accrual method U.S. Holders, the accrual is generally determined by constructing a fixed rate debt instrument assuming that the variable rate is a fixed rate equal to a fixed rate that reflects the yield that is reasonably expected for the note and making appropriate adjustments for interest allocable to an accrual period when interest is actually paid.

Upon the sale, exchange, retirement or other disposition of the notes that is properly characterized as a variable rate debt instrument, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or redemption (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will be the cost of the notes to such U.S. Holder. Gain or loss realized on the sale, exchange, retirement or other disposition of the notes generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Notes Treated as Contingent Payment Debt Instruments. If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such notes generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to U.S. Holders—Debt Securities Subject to Contingences” in the accompanying prospectus, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. Holder of the notes generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.

We expect that the applicable pricing supplement will include a table that sets forth the following information with respect to the principal amount of the notes for each of the applicable accrual periods through the maturity date of the notes: (i) the amount of interest deemed to have accrued during the accrual period, and (ii) the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period. The table will be based upon a projected payment schedule and a comparable yield. The comparable yield will be determined based upon market conditions as of the date of the applicable pricing supplement. Please note that the comparable yield is likely to change between the date of any preliminary pricing supplement and the date of the related final pricing supplement. Therefore, the projected payment schedule included in any preliminary pricing supplement will be subject to change. We will determine the actual projected payment schedule and the actual comparable yield on the pricing date. Any tax accrual table included in a preliminary pricing supplement will be revised, and the revised table will be set forth in the final pricing supplement prepared in connection with the initial sale of the notes.

Upon a sale, exchange, retirement, or other disposition of the notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes generally will equal the cost of the notes, increased by the amount of OID previously accrued by the holder for the notes and reduced by any projected payments for previous periods on the notes. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

Dividend Equivalents. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed Treasury regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for (extraordinary) dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

U.S. Federal Estate Tax. Under current law, the notes should generally not be includible in the estate of a Non-U.S. Holder unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of the individual’s death, payments in respect of that note would have been effectively connected with the conduct by the individual of a trade or business in the U.S.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the notes on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the NOTES, (y) neither us, MLPF&S, or any other placement agent, nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.